Prospectus Supplement to Prospectus dated September 27, 2006

Registration No. 333-123915
Filed Pursuant to Rule 424(b)(3)

VantageMed Corporation

Supplement #1
To
Prospectus Dated September 27, 2006

This is a Supplement to VantageMed Corporation’s Prospectus, dated September 27, 2006 with respect to the offer and sale of up to 8,087,673 shares of VantageMed common stock, by the selling stockholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

                VantageMed is a diversified healthcare information systems supplier headquartered in Rancho Cordova, California with support personnel and sales representatives in various locations throughout the United States.  We develop, sell, install and support software products and services that assist physicians, anesthesiologists, behavioral health professionals, and other healthcare providers in the operation of their practices and organizations.

MERGER AGREEMENT

On February 20, 2007, we filed our Current Report on Form 8-K announcing our entry into an Agreement and Plan of Merger with Nightingale Informatix Corporation.  A copy of the Current Report on Form 8-K filed February 20, 2007 is being provided to you along with this Supplement.

ANNUAL REPORT ON FORM 10-KSB

On April 2, 2007, we filed our Annual Report on Form 10-KSB for the year ended December 31, 2006.  A copy of our Annual Report on Form 10-KSB for the year ended December 31, 2006 is being provided to you along with this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is April 2, 2007.